The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

May 7, 2025

To Our Shareholders

1-5-1 Nakase, Mihama-ku, Chiba-shi

AEON MALL Co., Ltd.

Keiji Ohno, President and CEO

Partial Correction to the “Notice of the 114th Ordinary General Meeting of Shareholders”

AEON MALL Co., Ltd. has made a partial correction to the contents of the “Notice of the 114th Ordinary General Meeting of Shareholders”. We hereby apologize for any inconvenience. The corrected part is as stated below.

Details

1.	Corrected Part

Notice of the 114th Ordinary General Meeting of Shareholders Page 17

Reference Documents for the General Meeting of Shareholders

Agenda Item 1: Approval of the share exchange agreement between the Company and AEON CO., LTD.

ii. Overview of valuation (a) Valuation by Nomura Securities

2.	Contents of Correction (the corrected part is shown by underlined text)

(Before Correction)

with the reference date set at February 27, 2024 (the “Reference Date (1)”), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2024),

(After Correction)

with the reference date set at February 27, 2025 (the “Reference Date (1)”), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2025),

End

1